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                                                                 Exhibit 10.31

                       TAX ALLOCATION AND INDEMNITY AGREEMENT

     This TAX ALLOCATION AND INDEMNITY AGREEMENT, effective as of August 12, 1997 (the "EFFECTIVE DATE"), is made by and between ORACLE CORPORATION, a Delaware corporation ("PARENT"), and NETWORK COMPUTER, !NC., a Delaware corporation ("SUBSIDIARY").

                                      RECITALS

     1. Parent is the common parent of the Parent Affiliated Group, and Parent and various of its direct and indirect subsidiaries are members of the Parent Unitary Group (as those terms are defined below);

     2. As of August 11, 1997, Navio Communications, Inc. has merged with and into Subsidiary, Parent's previously wholly owned subsidiary, and the parties expect that Subsidiary will continue to be a member of the Parent Unitary Group, and Subsidiary may in the future become a member of the Parent Affiliated Group;

     3. Parent, on behalf of itself and the members of the Parent Subgroup, and Subsidiary, on behalf of itself and the members of the Subsidiary Subgroup (as those terms are defined below), intend in this Agreement to provide for the allocation among themselves of Tax liabilities relating to the period that Subsidiary and the other members of the Subsidiary Subgroup are members of the Parent Affiliated Group and/or the Parent Unitary Group; reimbursement for payment of Tax liabilities and use of certain Tax benefits relating to that period; indemnification and procedures for audits and contests with respect to subsequent adjustments of such Tax liabilities; and cooperation in filing of returns and other matters relating to Taxes; and

     NOW, THEREFORE, the parties agree as follows:

                                     ARTICLE I
                                    DEFINITIONS

     For the purposes of this Agreement, the capitalized terms set forth below shall have the meanings set forth in this Article I:

     1.1 "AFFILIATED PERIOD" means the period during which Subsidiary or any other member of the Subsidiary Subgroup is a member of the Parent Affiliated Group and/or the Parent Unitary Group.

     1.2 "AGREEMENT" means this Tax Allocation and Indemnity Agreement, as amended from time to time.

     1.3 "PARENT AFFILIATED GROUP" means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which Parent is the common parent.

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     1.4  "PARENT SUBGROUP" means Parent and all other corporations included in the Parent Affiliated Group and/or the Parent Unitary Group, whether currently or hereafter existing, other than Subsidiary and other corporations included in the Subsidiary Subgroup.

     1.5 "PARENT UNITARY GROUP" means any group of corporations including Parent filing or required to file any Combined Return.

     1.6 "COMBINED RETURN" means any state, local or, if applicable, foreign income, franchise or similar tax return which has been or will be filed by any Parent Subgroup member or Subsidiary Subgroup member on a basis which reports Taxes for two or more members of such subgroup using combined, consolidated or unitary business tax reporting principles.

     1.7 "CONSOLIDATED RETURN" means a consolidated U.S. federal income tax return filed by or on behalf of an affiliated group of corporations within the meaning of Section 1504 of the Code.

     1.8 "FINAL DETERMINATION" means, with respect to any liability for Taxes for any period, (a) a final, unappealable decision by a court of competent jurisdiction, (b) the expiration of applicable statutes of limitations on assessment of Taxes or filing of claims for refund, (c) the execution of a closing agreement under section 7121 of the Code or the acceptance by the IRS of an offer in compromise pursuant to section 7122 of the Code (or similar agreements with tax authorities entered into under applicable state, local or foreign tax law), (d) a binding agreement without reservation on IRS Form 870-AD or a comparable agreement form under the laws of any other taxing jurisdiction or (e) any other final, irrevocable and unappealable determination of Taxes for such period.

     1.9 "IRS" means the United States Internal Revenue Service or any successor thereto.

     1.10 "TAX" or "TAXES" means any or all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other governmental charges or obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

     1.11 "SUBSIDIARY SUBGROUP" means Subsidiary and all of its direct and indirect subsidiaries, whether currently or hereafter existing, which would be included in an affiliated group of corporations (within the meaning of section 1504 (a) of the Code) and/or combined, consolidated or unitary state or other tax filing groups of corporations of which Subsidiary would be the ultimate parent corporation if Subsidiary were not a member of the Parent Affiliated Group or Parent Unitary Group, respectively.

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                                   ARTICLE II
                                 FILING OF RETURNS

     2.1  CONSOLIDATED RETURNS AND COMBINED RETURNS.

          (a) Parent shall have exclusive authority and responsibility to prepare and file Consolidated Returns and Combined Returns on behalf of the Parent Affiliated Group and Parent Unitary Group, respectively (as well as any other documents, statements or elections required to be filed or included with such Consolidated Returns or Combined Returns), for all taxable years (or portions thereof) included in the Affiliated Period. Parent shall have sole authority and discretion to determine (i) the manner in which such Consolidated Returns and Combined Returns (and related documents) shall be prepared and filed, including without limitation the manner in which any item of income, gain, loss, deduction or credit included in such returns shall be reported and the corporations appropriately included in the Parent Unitary Group filing a Combined Return, (ii) whether any extensions of time to file a Consolidated Return or Combined Return shall be requested, and (iii) the elections that will be made in such returns on behalf of the Parent Affiliated Group, the Parent Unitary Group or any members thereof (including members of the Subsidiary Subgroup). Subject to the preceding provisions of this Section 2.1(a), Parent shall provide draft copies of such returns to Subsidiary a reasonable period of time prior to filing and shall permit subsidiary to comment on any material matters relating to Subsidiary included therein, provided that Parent shall have no obligation to make changes to such returns in response to such comments.

          (b) Subsidiary and each member of the Subsidiary Subgroup hereby irrevocably appoint Parent as their agent and attorney-in-fact to take such actions (including the execution of documents on behalf of Subsidiary or any other member of the Subsidiary Subgroup) as may be appropriate to effectuate the filing of such Consolidated Returns and Combined Returns. Subsidiary and each Subsidiary Subgroup member agree to file such consents, elections and other documents, provide information as requested by Parent and otherwise cooperate with Parent as necessary to carry out the purpose of this section.

          (c) Parent shall be liable, and shall indemnify Subsidiary and each other member of the Subsidiary Subgroup, for any penalties or other damages attributable to the failure of Parent to make timely filings of Consolidated Returns or Combined Returns for the Affiliated Period or full and timely payment of all amounts shown to be due thereon, provided that Subsidiary and the Subsidiary Subgroup members have complied with their obligations to make Tax payments to, provide information to, and otherwise cooperate on a timely basis with Parent as provided under the provisions of this Agreement.

          2.2  OTHER RETURNS.

          (a) Except as otherwise provided herein or as the parties hereto may otherwise agree, Subsidiary shall have exclusive authority and responsibility to prepare and file all tax returns by or on behalf of it and any member of the Subsidiary Subgroup, other than Consolidated Returns and Combined Returns subject to the provisions of Section 2.1. Parent shall provide (and shall cause each Parent Subgroup member and their representatives to provide)

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reasonable access to books, records, returns and other information to the extent necessary to permit Subsidiary timely to prepare and file such tax returns and shall otherwise cooperate as reasonably requested by Subsidiary in connection with the preparation and filing of such returns.

          (b) Subsidiary shall be liable, and shall indemnify Parent and each other member of the Parent Subgroup, for any penalties or other damages attributable to the failure of Subsidiary to make timely filings of tax returns for which it is responsible under this Section 2.2 or full and timely payment of amounts shown to be due thereon, provided that Parent and the Parent Subgroup members have complied with their obligations to provide information and otherwise cooperate as provided hereunder.

                                    ARTICLE III
                        ALLOCATION OF LIABILITIES FOR TAXES

     3.1 FEDERAL INCOME TAXES FOR PERIODS COMMENCING ON AND AFTER THE EFFECTIVE DATE.

          (a) For each taxable period commencing on or after the Effective Date in which Subsidiary and any other members of the Subsidiary Subgroup are included in the Parent Affiliated Group, the Subsidiary Subgroup shall be allocated and Subsidiary shall pay to Parent the Subsidiary Subgroup's federal income Tax liability, if any (including any alternative minimum tax or environmental tax), as determined under this Section 3.1. Such federal Tax liability shall equal the hypothetical separate return tax liability of such subgroup, as determined in accordance with the provisions of Treasury Regulations Section 1.1552-1(a)(2)(ii) (treating references to a "member" therein as references to the Subsidiary Subgroup, and including the adjustments under clauses (a) - (i) thereof) as if the Subsidiary Subgroup had filed a separate consolidated federal income tax return. If the Subsidiary Subgroup's federal income Tax liability as so determined is zero, then Parent shall pay to Subsidiary the excess, if any, of the Parent Subgroup's federal income Tax liability, determined as if the Parent Subgroup had filed a separate consolidated federal income tax return for such taxable period or portion thereof (and any taxable year of the Parent Subgroup to which a net operating loss or other tax item of the Subsidiary Subgroup is carried) under the same principles as set forth in the preceding sentence, over the actual federal income Tax liability of the Parent Affiliated Group for such taxable period or portion thereof (or such year to which such item is carried).

          (b) For purposes of determining allocation of Tax liabilities and payment obligations for tax periods commencing on or after the Effective Date, (i) any Taxes attributable to the restoration of an excess loss account or intercompany gain in connection with any event causing termination of membership by Subsidiary and other members of the Subsidiary Subgroup in the Parent Affiliated Group shall be allocated to whichever subgroup includes the corporation required to restore such item under applicable Treasury Regulations pursuant to Section 1502 of the Code, (ii) the benefit of the graduated Tax rates provided under Section 11 of the Code and any alternative minimum tax exemption amount under Section 55 of the Code shall be allocated to the Subsidiary Subgroup in proportion to the ratio of the Subsidiary Subgroup's federal Tax liability to the total federal Tax liability of the Parent Affiliated Group (computed without regard to such benefit), and (iii) items not otherwise specifically addressed hereunder

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shall be allocated between the Subsidiary Subgroup and the Parent Subgroup in such manner that reflects the provisions and purposes of this Agreement as determined by Parent in its reasonable discretion.

          (c) The Subsidiary Subgroup's federal Tax liability for the taxable year during or with which the Affiliated Period ends shall be determined in accordance with the provisions of Treasury Regulations Section 1.1502-76(b)(2) by closing the books of Subsidiary and the Subsidiary Subgroup members as of the end of the last day of the Affiliated Period and taking into account only items accruing during the portion of the taxable year ending on such date in computing such liability. Items shall not be pro-rated in accordance with clauses (ii) or (iii) of such section of the Treasury Regulations except to the extent Parent in its discretion determines that it is impracticable to allocate particular items in accordance with the preceding sentence.

          (d) The parties acknowledge that the allocation of federal Tax liability provided for by this Section 3.1 is for purposes of determining the parties' actual payment obligations to each other with respect to Taxes of the Parent Affiliated Group for the Affiliated Period and not for purposes of computing earnings and profits pursuant to Section 1552 of the Code and recognize that such allocation may differ from the allocation provided by
Section 1552 for earnings and profits purposes.

     3.2 STATE INCOME AND FRANCHISE TAXES FOR PERIODS COMMENCING ON OR AFTER THE EFFECTIVE DATE.

          (a) For each taxable period (or portion thereof) commencing on or after the Effective Date for which Subsidiary and/or any other members of the Subsidiary Subgroup are included in any Combined Return filed by the Parent Unitary Group, the Subsidiary Subgroup shall be allocated and Subsidiary shall pay to Parent the state income Tax liability of Subsidiary and/or such other Subsidiary Subgroup members that are so included, as determined under this Section 3.2. Such state income Tax liability shall equal the hypothetical state income tax liability of the Subsidiary Subgroup members so included, computed as if they filed a Combined Return (or if only one such member is so included, a separate state income or franchise tax return) including only such included member(s) for such taxable period (or portion thereof). To the extent that the same or analogous federal consolidated reporting principles as are referred to in Section 3.1 apply for purposes of filing such Combined Returns, then such principles shall also apply for purposes of determining the Subsidiary Subgroup's state Tax liability in respect of any Combined Return of the Parent Unitary Group. If any state income or franchise Tax liability of the Subsidiary Subgroup (other than any applicable minimum taxes) for such taxable period (or portion thereof) as so determined is zero, then Parent shall pay to Subsidiary the excess, if any, of the Parent Subgroup's state income Tax liability for such taxable period (or portion thereof), determined as if the Parent Subgroup had filed a separate Combined Return not including any Subsidiary Subgroup members, over the actual state income Tax liability of the Parent Unitary Group for such taxable period (or portion thereof). Parent shall have the discretion to make determinations of each subgroup's liability for Taxes under this Section 3.2(a) in any manner that it deems consistent with the applicable state and local Tax reporting principles and the purposes of this Agreement. For purposes of apportioning the Parent Subgroup's and

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Subsidiary Subgroup's taxable income or loss for a taxable period commencing before and ending after the Effective Date, the amount of such taxable income or loss treated as attributable to the portion of the period commencing with the Effective Date shall be determined as though such taxable period were two separate taxable periods, the first of which ended the day prior to the Effective Date and the second of which commenced with the Effective Date. The provisions of this Section 3.2(a) will be applied separately to each state or other applicable taxing jurisdiction.

          (b) Subsidiary shall be responsible for payment of any state Taxes due from it or any members of the Subsidiary Subgroup, and Parent shall be responsible for payment of any state Taxes due from Parent or any members of the Parent Subgroup, in connection with state income or franchise tax returns that are not Combined Returns.

     3.3 OTHER TAXES FOR PERIODS COMMENCING ON OR AFTER THE EFFECTIVE DATE. Any Taxes for taxable periods commencing on or after the Effective Date, other than Taxes allocated under Sections 3.1 and 3.2, shall be the responsibility of the party incurring such Tax under applicable law. Notwithstanding the foregoing, in the event that the applicable law of any foreign taxing jurisdiction provides for filing of Combined Returns including one or more members of each of the Subsidiary Subgroup and the Parent Subgroup, then principles similar to those set forth above in Section 3.2(a) shall be applied for purposes of determining an appropriate allocation of Taxes required to be reported with such Combined Returns.

                                     ARTICLE IV
                        PAYMENT AND INDEMNIFICATION OF TAXES

     4.1 ESTIMATED TAX PAYMENTS. Parent shall have the right to assess Subsidiary for the Subsidiary Subgroup's share of any estimated Tax payment liability incurred by the Parent Affiliated Group or the Parent Unitary Group for any taxable year (or portion thereof) included in the Affiliated Period, as determined by Parent in its reasonable discretion applying the principles of Sections 3.1 and 3.2. For this purpose, Subsidiary' share of each such estimated Tax payment liability shall not exceed the Parent Affiliated Group's or Parent Unitary Group's actual estimated Tax payment liability for the relevant period and Parent shall have no obligation to make any payment to Subsidiary. Parent shall provide Subsidiary with notice of its estimated Tax payment obligation hereunder at least five days prior to the due date thereof as specified in such notice, together with a summary of the basis for the calculation of such obligation, and Subsidiary shall pay the amount owed no later than such due date. Any payments made by Subsidiary under this
Section 4.1 shall be credited against the final Tax payment obligations due for the entire taxable year (or portion thereof) under Section 4.2.

     4.2 FINAL TAX PAYMENTS. As soon as practicable after the end of each taxable year (or portion thereof) included in the Affiliated Period, but in no event later than 30 days following the due date (including extensions) for filing the applicable Consolidated Return or Combined Return therefor, Parent shall prepare and submit to Subsidiary a statement setting forth the final amount determined by Parent to be due from Subsidiary or Parent, as the case may be, in accordance with the provisions of Sections 3.1 and 3.2, taking into account any amounts credited to

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Subsidiary under Section 4.1. Such statement shall include sufficient supporting information to show the basis for the amount determined. Unless Subsidiary objects to the amount determined, such amount shall be paid no later than five days thereafter. In the event of a dispute, such dispute shall be resolved by a nationally recognized independent accounting firm selected by Parent and approved by Subsidiary, which approval shall not be unreasonably withheld.

     4.3 INDEMNIFICATION. Provided that Subsidiary has made the payments to Parent required under this Agreement, Parent shall be responsible for, shall protect, indemnify and hold harmless Subsidiary and each Subsidiary Subgroup member from, and shall be entitled to any refunds of (i) any Taxes imposed on the Parent Affiliated Group (or any member thereof) or the Parent Unitary Group (or any member thereof), including without limitation any obligation to contribute to the payment of any such Taxes (other than as provided in this Agreement) and any liability arising from the several liability for Taxes of an affiliated group under Treasury Regulations Section 1.1502-6 or any analogous provisions of other applicable law, and (ii) any other Taxes imposed on Parent or any member of the Parent Subgroup arising before, during or after the Affiliated Period. Except as provided in the preceding sentence, Subsidiary shall be responsible for, shall protect, indemnify and hold harmless Parent and each Parent Subgroup member from, and shall be entitled to any refunds of, Taxes imposed on the Subsidiary Subgroup or any member thereof.

                                     ARTICLE V
                               SUBSEQUENT ADJUSTMENTS

     5.1 SUBSEQUENT ADJUSTMENTS. In the event that a Final Determination adjusts any items of income, gain, loss, deduction or credit of the Parent Affiliated Group, the Parent Unitary Group or any member thereof for any taxable year (or portion thereof) included in the Affiliated Period, then the payment obligations under Article III of this Agreement shall be redetermined to reflect such adjustments and Parent shall pay Subsidiary or Subsidiary shall pay Parent, as the case may be, the difference between the amounts owed under such section as so adjusted and the amounts owed as originally determined, together with an appropriate share of any interest actually due or received in respect of such adjustment. Any payment required pursuant to this Article V shall be made promptly after the occurrence of such Final Determination.

                                     ARTICLE VI
                                   CONTROVERSIES

     6.1 TAXES OF PARENT AFFILIATED GROUP OR UNITARY GROUP. Subject to the remaining provisions of this Section 6.1, Parent shall have authority to represent Subsidiary and each Subsidiary Subgroup member in any audit, examination or other controversy before the IRS or any other governmental authority or court regarding the Taxes of the Parent Affiliated Group or Parent Unitary Group for all taxable years or portions thereof included in or prior to the Affiliated Period. Subsidiary shall be permitted, on behalf of itself or of any members of the Subsidiary Subgroup, to consult with Parent to the extent the controversies relate to items of the Subsidiary Subgroup or items for which Subsidiary is or may be obligated to indemnify Parent or a member of the Parent Subgroup hereunder. Parent shall timely notify Subsidiary of any con-

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troversy relating to Tax items of Subsidiary or any other member of the
Subsidiary Subgroup (or items for which Subsidiary may otherwise be required to indemnify Parent or a Parent Subgroup members hereunder) and promptly provide Subsidiary with copies of all correspondence relating to such controversy.

     6.2 OTHER TAXES. Except as the parties may otherwise agree, each of Parent and Subsidiary shall have exclusive authority to represent itself and its respective subgroup members in any controversies relating to Taxes of its respective subgroup (or any members thereof), other than Taxes referred to in
Section 6.1.

     6.3 COOPERATION. Parent and Subsidiary shall cooperate with each other, and shall cause their respective subgroup members and representatives also to cooperate, in the conduct of any controversy relating to Taxes. Such cooperation shall include, without limitation, (a) execution of powers of attorney or other documents, making elections, filing claims for refund, and receiving funds, and (b) making available to the other party, during normal business hours and on reasonable terms, all books, records (including, but not limited to, workpapers and schedules), information and employees reasonably requested and necessary or useful in connection with such controversy.

     6.4 RECORDS. Parent and Subsidiary agree that all records, including but not limited to, tax returns, supporting schedules, workpapers, correspondence and other documents within their possession or the possession of the members of their respective subgroups and relating to Taxes arising during the Affiliated Period, shall be retained for as long as such records may be material to the determination of liabilities or refunds of such Taxes and shall be made reasonably available to the other party upon request during normal business hours for inspection and copying. Prior to destroying any such records, the party in possession thereof shall notify the other of such intent and shall offer to deliver such records to the other.

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                                    ARTICLE VII
                                    CARRYBACKS

     7.1 CARRYBACKS. If Subsidiary or any member of the Subsidiary Subgroup incurs any deduction, loss, or credit in a period after the Affiliated Period that under applicable law is not required to be carried back but is carried back to a Consolidated Return or Combined Return of the Parent Affiliated Group or Parent Combined Group for a taxable year (or portion thereof) occurring during the Affiliated Period, Parent and Subsidiary shall discuss an appropriate payment, if any, to be made by Parent to Subsidiary in the event that there is any reduction of Taxes actually realized by the Parent Affiliated Group (or any member thereof) or Parent Unitary Group (or any member thereof) as a result of such carryback. Subsidiary shall be entitled to determine whether or not to waive the right to carry back such item. If Subsidiary is not permitted under applicable law to waive the right to carryback such item and the carryback of such item results in an actual reduction of Taxes of the Parent Affiliated Group (or any member thereof) or Parent Unitary Group (or any member thereof), Parent shall pay Subsidiary the amount of such reduction as determined by Parent in its reasonable discretion, taking into account the principles of Section 2.1(a) and 3.1(a). Any payment required under this Section 7.1 shall be made within 30 days after the Parent Affiliated Group or Parent Unity Group, as the case may be, actually receives the benefit of such reduction of Taxes.

IN WITNESS WHEREOF, the parties hereto have caused this Tax Allocation Agreement to be executed by their duly authorized representatives.

                              PARENT
                              ORACLE CORPORATION

                              By: /s/ DEBORAH A. LANGE
                                  ---------------------

                              Name: DEBORAH A. LANGE
                                  ---------------------

                              Title: VP TAX
                                  ---------------------


                              SUBSIDIARY
                              NETWORK COMPUTER, INC.

                              By: /s/ MITCHELL KERTZMAN
                                  ----------------------

                              Name: MITCHELL KERTZMAN
                                  ---------------------

                              Title: CEO & PRESIDENT
                                  ---------------------

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                                    [LOGO]



February 16, 1999

                                                             VIA FEDERAL EXPRESS
Don Scott
ORACLE CORPORATION
500 Oracle Parkway
Redwood Shores, California 94065

     RE: TAX ALLOCATION AND INDEMNITY AGREEMENT BETWEEN ORACLE CORPORATION
         ("ORACLE") AND NETWORK COMPUTER, INC. ("NCI")

Dear Mr. Scott:

Enclosed herewith please find one fully executed original of the above-referenced agreement for your files.

If you have any questions, please call me at (650) 631-5242.

Very truly yours,

/s/ Jordan James
Jordan James, Paralegal to
Nancy Hilker, Vice President/CFO

/jlj

Encls.